Aptus Corp
1127 Broadway Plaza, Suite 203
Tacoma, WA  98402

September 4, 2003



Dear Mr. Paul


Aptus, Corp., (APTUS) a corporation incorporated pursuant to the laws of the State of Delaware, is pleased to outline the general terms and conditions of its intent to enter into a proposed asset purchase agreement transaction with Qwik Quote Inc., (QQI) its subsidiaries, or affiliated companies The following is an outline of the material terms and conditions of the Transaction.


CALCULATION OF PURCHASE PRICE:

QQI will agree to sell all of the assets pursuant to an Asset Purchase Agreement (the "Agreement") based upon a purchase price of $300,000. The Agreement shall contain standard representations, warranties, indemnities and conditions to closing (the "Closing").


PAYMENT OFPURCHASE PRICE:

The purchase price shall be paid as follows: (1) $90,000 payable in cash upon closing (2) $210,000 in common stock. Rights and preferences to be detailed in the Definitive Agreement.

ASSETS ACQUIRED:

Accounts receivable, inventory, PP & E including all computer hardware and software used in the business customer list, phone number, trade name(s) or company name(s) used by QQI,

LIABILITIES ASSUMED:

None.

TRANSITIONARY

PERIOD:

Upon closing, the operations of QQI will have been transitioned to APTUS such that billing, collections, customer service, etc. will be handled by APTUS's employees in Washington. The back end systems will be integrated so that customer billing will be integrated with APTUS's backend system. Seller will take responsibility with our input to develop and distribute material to existing customers and notify them of the transaction to effect a smooth transition of the customers to APTUS. APTUS will retain all sales staff for a period of no less than 1 year.


CLOSING DATE:

The Closing of the legal documents will be as soon as possible, but no later than December 1, 2003 (the "Closing Deadline").


DUE DILIGENCE:

QQI and APTUS will commence its due diligence review as soon as reasonably practicable. Other investigative efforts may include in-depth review of legal, operational, technological, intellectual property and human resources matters relating to QQI, as well as any other matters that APTUS deems appropriate. QQI will give APTUS and its representatives reasonable access to all information, records, facilities, and employees of QQI.


REPRESENTATIONS AND WARRANTIES:

The Agreement will contain standard representations and warranties for a purchase agreement of this type, and company prepared financial statements ending December 31, 2003 and August 31, 2003, that it represents accurately reflect its results of operations and financial position for the periods then ended.

INTERIM PERFORMANCE:

From the effective date until the Closing Date, QQI will carry on its business in the ordinary course and in substantially the same manner as currently being conducted. No significant changes in operations, such as significant increases in staffing, salaries, or other key costs of doing business, or capital expenditure, will be made in excess of $25,000 with out the prior written consent of APTUS. QQI and its affiliates will use their collective best efforts to preserve intact QQI's business organization, employees, operations, goodwill, customers and others with whom it has business relationships.


PUBLIC DISCLOSURE:

Any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction or the existence of this Letter of Intent) will be prepared jointly by QQI and APTUS and cannot be announced by either party without the consent of the other, other than as required by applicable securities laws. Neither APTUS or QQI shall, nor permit their respective officers, employees or affiliates to, make any disclosure concerning the proposed Transaction or negotiations between QQI and APTUS without the other party's prior written approval, other than as required by applicable securities laws.



EXPENSES:

Each party shall bear its own expenses incurred by it including but not limited to fees and disbursements to consultants, financial advisors, counsel and accountants in connection with the matters contemplated hereby.

LEGAL EFFECT:

This Letter of Intent is intended to serve as a statement of the current intentions of the parties and as a guide to counsel in drafting the Agreement. This Letter of Intent is not to be considered in a complete integration of any agreements or to create any binding obligations on either party hereto. The obligations of the parties under this Letter of Intent shall be construed in accordance with the laws of the State of Washington, without regard to its principles of conflicts of laws.

CONDITIONS PRECEDENT:

Transaction must be approved by QQI's Board of Directors prior to closing.



       IN WITNESS WHEREOF, the parties hereto have caused this Letter of Intent to be executed as of this _4th______ day of September 2003.


Qwik Quote, INC.




By:/s/ Glenn Paul
Glenn Paul, CEO



Aptus, Corp.


By:/s/ John P. Gorst
John P. Gorst, President